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                                                                      EXHIBIT 99


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of ChoicePoint Inc.:

We have audited the consolidated financial statements of ChoicePoint Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and have issued our report thereon dated February 25, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph relating to certain disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. Such financial statements and report are included in your 2003 Annual Report to Shareholders and are incorporated herein by reference. Our audits also included the financial statement schedule of the Company, listed in Item 15. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 25, 2004